Exhibit 99.1
XO Holdings Reports Third Quarter Financial Results
Company Reiterates Full Year 2008 Financial Guidance
HERNDON, VA—(MARKET WIRE — November 10, 2008) — XO Holdings, Inc. (OTCBB: XOHO) today announced third quarter financial and operational results. XO Holdings generated revenue of $373.9 million for the third quarter 2008, an increase of $6.5 million, or 1.8% from the second quarter 2008, and an increase of $13.2 million, or 3.7% from the third quarter 2007.
Adjusted EBITDA (a non-GAAP financial measure) was $43.4 million in the third quarter 2008, compared to $26.1 million for the second quarter 2008, and $29.0 million for the third quarter 2007. Net loss for the third quarter 2008 was $23.3 million, compared to $29.7 million in the second quarter 2008.
“We are very pleased with the growth we achieved in the third quarter,” said Carl Grivner, chief executive officer of XO Holdings. “In a time when the macroeconomic news has been poor, we have posted another solid quarter of Revenue growth and significant EBITDA gains, due largely to our strategic focus on Data and IP services.”

Third Quarter 2008 Financial Results				Nine Months Ending
				September	September
($ in millions)	Q3 2008	Q2 2008	Q3 2007	30, 2008	30, 2007
Revenue	$373.9	$367.4	$360.7	$1,102.4	$1,065.0
Adjusted EBITDA(1)	$43.4	$26.1	$29.0	$76.4	$88.0
Adjusted EBITDA %(2)	12%	7%	8%	7%	8%

Net Loss	$(23.3)	$(29.7)	$(4.5)	$(95.9)	$(61.5)

Capital Expenditures	$56.5	$53.2	$65.4	$175.0	$174.8

(1)	Adjusted EBITDA is a Non-GAAP financial measure. See the footnote discussion accompanying the financial statements below.

(2)	Adjusted EBITDA % is Adjusted EBITDA divided by revenue. See the footnote discussion accompanying the financial statements below.
“During the third quarter, our Data and IP services segment grew 25%, continuing our transition from Legacy TDM services,” noted Grivner. “These services give XO’s customers cost-effective solutions to power their businesses and the strength of those offerings is reflected in our improved financial performance.”

Third Quarter 2008 Service Revenue					Nine Months Ending
				% Change Q3
				2008—Q3	September	September
($ in millions)	Q3 2008	Q2 2008	Q3 2007	2007	30, 2008	30, 2007
Core Data & IP	$173.4	$163.8	$138.9	24.8%	$490.6	$382.6
Core Integrated Voice	$77.8	$82.0	$83.8	-7.2%	$245.8	$253.0

Core Total	$251.2	$245.8	$222.7	12.8%	$736.4	$635.6
Legacy TDM Services	$122.7	$121.6	$138.0	-11.1%	$366.0	$429.4

Total Revenue	$373.9	$367.4	$360.7	3.7%	$1,102.4	$1,065.0

(a) Data and IP Services, which is a subset of Core Services, includes services such as Collocation, Dedicated Internet Access, Ethernet, MPLS, Private Line, VPN, Carrier VoIP and Commercial VoIP services.
(b) Integrated/Voice Services, which is a subset of Core Services, includes services such as integrated services and carrier voice services.
(c) Legacy TDM/Other Services are very small business services, sub-T1 (e.g. dial, DSL), web hosting, interactive voice response and XO One services.
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Preferred Stock Issuance
As previously announced, on July 25, 2008, XO Holdings raised $780 million through the issuance and sale of shares from two new series of preferred stock in order to retire senior debt, fund its business plans and future growth initiatives, provide ongoing working capital for its business and pursue additional opportunities which would be expected to create value for its shareholders. “Although the capital markets have been under severe pressure, we have eliminated our long-term debt and have significant cash available. As we look across the competitive landscape, it’s clear that many other companies in our industry may require access to capital markets to remain viable. Instead, we are in a unique position to pursue growth opportunities,” commented Mr. Grivner.
Allegiance Settlement
Subsequent to the third quarter 2008, XO Holdings and The Allegiance Telecom Liquidating Trust (the “ATLT”) agreed to settle certain disputes dating back to 2004. Under the terms of the settlement agreement, the ATLT will make net payments to XO Holdings totaling $57.4 million to settle all of the claims and counterclaims arising out of the bankruptcy of Allegiance Telecom, Inc. The settlement was approved by the applicable bankrupty court on November 5. If no further action occurs, the settlement will become final on November 17.
Network and Product Highlights
During the third quarter 2008, XO Communications tripled the capacity of selected metropolitan IP networks, with switching and routing capacity up to 960 Gbps. This network upgrade is in response to increasing growth of IP traffic on its network and demand for high-speed Internet access services from enterprises and wholesale customers; wholesale and carrier customers can now have IP transit services up to 10 Gbps from XO Communications. Enterprise customers can now have metro Ethernet services up to 500 Mbps in on-net fiber buildings and up to 20 Mbps on XO’s Ethernet over Copper services.
“Few carriers offer the geographic reach and technology choices that XO does. Our long-haul networks and deep metro network footprints give us the ability to offer a wide range of customers — from small businesses to Fortune 500 enterprises — exceptional access and transport capabilities,” said Grivner.
Outlook
“As we reflect on this quarter and the issues impacting both the economy and our industry, we believe that XO is in a strong financial and market position,” concluded Mr. Grivner. “We have strengthened our balance sheet by eliminating our long-term debt and increasing our cash position through the preferred stock transaction. This accomplishment, coupled with the growth of our network’s reach and depth through geographic expansion and product innovation, has laid the foundation for continued financial and operational improvement.”
XO Holdings is reiterating its previously issued guidance for Revenue, Adjusted EBITDA and Capital Expenditures.

Metric	2008 Financial Guidance ($ in millions)

Revenue	$1,430—1,470
Adjusted EBITDA	$95—120
Capital Expenditures	$183—215
About XO Holdings
XO Holdings, Inc. (OTCBB: XOHO) is the holding company of XO Communications, LLC and Nextlink Wireless, Inc. (Nextlink).
XO Communications, a subsidiary of XO Holdings, Inc. (OTCBB: XOHO), is a leading nationwide provider of advanced communications services and solutions for businesses, enterprises, government, carriers and service providers. Its customers include more than half of the Fortune 500, in addition to leading cable companies, carriers, content providers and mobile network operators. Utilizing its unique combination of high-

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capacity nationwide and metro networks and broadband wireless capabilities, XO offers customers a broad range of managed voice, data and IP services with proven performance, scalability and value in more than 75 metropolitan markets across the United States. For more information, visit www.xo.com.
Nextlink provides alternative access, backhaul and diverse network solutions and services for the carrier, business and government markets. As one of the nation’s largest holders of fixed wireless spectrum, Nextlink delivers high-quality, carrier-grade broadband wireless solutions that scale to meet the demands of today’s converged world of communications — supporting next-generation mobile and wireline voice, data and video applications. For more information, visit www.nextlink.com.
Concentric, a business unit of XO Communication Services, Inc., provides enterprise-class hosted applications including web site hosting, business email, corporate domain management and perimeter email protection. Leveraging its patented Clustered Hosting Architecture, Concentric delivers superior performance, reliability, and security. For more information, visit, www.concentric.com or call 866-500-9696.
XO, XOptions, XOptions Flex, XO IP Flex and all related marks are either registered trademarks or trademarks of XO Communications in the United States and/or other countries. Nextlink is a registered trademark of Nextlink Wireless, Inc. in the United States and/or other countries.
Cautionary Language Concerning Forward-Looking Statements
The statements contained in this release that are not historical facts are “forward-looking statements” (as such term is defined in the Private Securities Litigation Reform Act of 1995) that involve risks and uncertainties. These statements include those describing our settlement, that is subject to Bankruptcy Court approval becoming final, of litigation claims and counterclaims arising out of the bankruptcy of Allegiance Telecom, Inc., our 2008 Financial Forecast; our ability to remain an industry leader, enhance our communications solutions, broaden our customer reach, grow our revenues, expand our market share, continue to deliver a broad range of high-capacity network services and mid-band Ethernet services, pursue growth opportunities, meet the growing demand for high-speed Internet access services, scale to multi-terabit capable router nodes; and the necessity of obtaining future financing to fund our business plan and repay our scheduled obligations. We caution the reader that these forward-looking statements are only predictions and are subject to a number of both known and unknown risks and uncertainties, and our actual results, performance, and/or achievements may differ materially from the future results, performance, and/or achievements expressed or implied by these forward-looking statements as a result of a number of factors. These factors include the risk factors described from time to time in our reports filed with the Securities and Exchange Commission, including our Annual Report on Form 10-K for the year ended December 31, 2007 and our quarterly reports on Form 10-Q. Statements in this press release should be evaluated in light of these important factors. We undertake no obligation to update any forward-looking statements, whether as a result of new information, future events, or otherwise.
This press release contains certain non-GAAP financial measures. Reconciliations between the non-GAAP financial measures and the GAAP financial measures are available below in the accompanying financial statements.
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XO HOLDINGS, INC.
Condensed Consolidated Statements of Operations
(Dollars in thousands, except for share and per share data)

	Three Months Ended		Nine Months Ended
	September 30,	September 30,	September 30,	September 30,
	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Revenue:	$373,925	$360,682	$1,102,444	$1,064,969

Cost of service (Excludes depreciation and amortization expense) (1)	210,925	199,398	652,540	597,881
Selling , general and administrative (1)	119,921	132,716	374,692	380,481
Depreciation and amortization	47,847	44,834	140,515	146,887
(Gain) loss on disposition of assets	796	1,063	(37)	2,169

Total costs and expenses	379,489	378,011	1,167,710	1,127,418
Loss from operations	(5,564)	(17,329)	(65,266)	(62,449)

Investment (loss) gain and other income, net	(13,553)	23,076	(7,519)	29,519
Interest expense, net	(3,871)	(9,904)	(22,135)	(27,730)

Net loss before income taxes	(22,988)	(4,157)	(94,920)	(60,660)

Income tax expense	(299)	(305)	(983)	(805)

Net loss	(23,287)	(4,462)	(95,903)	(61,465)

Preferred stock accretion	(15,021)	(3,593)	(22,478)	(10,622)

Net loss allocable to common shareholders	$(38,308)	$(8,055)	$(118,381)	$(72,087)

Net loss allocable to common shareholders per common share, basic and diluted	$(0.21)	$(0.04)	$(0.65)	$(0.40)

Weighted average shares, basic and diluted	182,075,035	182,075,035	182,075,035	182,039,403

Total adjusted EBITDA (2)	$43,367	$29,027	$76,397	$88,037

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XO HOLDINGS, INC.
Condensed Consolidated Balance Sheets
(Dollars in thousands)

	As of	As of
	September 30,	December 31,
	2008	2007
	(Unaudited)	(Audited)
Cash and cash equivalents	$319,076	$108,075
Marketable and other securities	37,015	885
Accounts receivable, net	134,812	131,705
Other current assets	43,595	30,928
Property and equipment, net	734,304	720,396
Broadband wireless licenses and other intangibles, net	53,515	53,515
Other assets, net	42,292	44,622

Total assets	$1,364,609	$1,090,126

Accounts payable and other current liabilities	$326,220	$358,705
Long-term debt and accrued interest payable	—	377,213
Other long-term liabilities	69,526	67,050
Class A convertible preferred stock	256,080	244,811
Class B convertible preferred stock	563,907	—
Class C perpetual preferred stock	195,403	—
Total stockholders’ (deficit) equity	(46,527)	42,347

Total liabilities, preferred stock and stockholders’ (deficit) equity	$1,364,609	$1,090,126

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XO HOLDINGS, INC.
Reconciliation of Net Loss to Adjusted EBITDA (2)
(Dollars in thousands)

	Three Months Ended			Nine Months Ended
	Sept 30,	June 30,	Sept 30,	Sept 30,	Sept 30,
	2008	2008	2007	2008	2007
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)

Net loss before income taxes	$(22,988)	$(29,335)	$(4,157)	$(94,920)	$(60,660)
Depreciation and amortization	47,847	47,139	44,834	140,515	146,887
(Gain) Loss on impairment/disposal of assets	796	(878)	1,063	(37)	2,169
Investment loss (gain) and other income, net	13,553	(787)	(23,076)	7,519	(29,519)
Interest expense, net	3,871	9,513	9,904	22,135	27,730

EBITDA	$43,079	$25,652	$28,568	$75,212	$86,607

Stock-based compensation	288	415	459	1,185	1,430

Adjusted EBITDA (2)	$43,367	$26,067	$29,027	$76,397	$88,037

(1)	In order to present results in conformity with the three month and nine month periods of 2008, we reclassified $57.2 million and $166.3 million for the three and nine month periods ended September 30, 2007. These reclassifications related to network operating costs and were reclassified from selling, general and administrative expense to cost of service for each period. We believe this reclassification better presents the relationship of service cost to revenue.

(2)	Adjusted EBITDA is defined as net income or loss before depreciation, amortization, asset impairment/disposal (gain) charge, interest expense, interest income, investment gains or losses, income tax expense or benefit, cumulative effect of change in accounting principle, and stock-based compensation. Adjusted EBITDA is not intended to replace operating income (loss), net income (loss), cash flow and other measures of financial performance reported in accordance with generally accepted accounting
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principles in the United States. Rather, adjusted EBITDA is an important measure used by management to assess operating performance of the company. Adjusted EBITDA as defined here may not be comparable to similarly titled measures reported by other companies due to differences in accounting policies. Additionally, Adjusted EBITDA as defined here does not have the same meaning as EBITDA as defined in our SEC filings.
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